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                                                                   EXHIBIT 10.13

              CONFIDENTIAL TREATMENT REQUESTED FOR CERTAIN PORTIONS
** indicates that confidential information has been omitted and filed separately with the SEC in an application for confidential treatment.

                       MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is made and entered into on the 20th day of December 2004, by and between:

PRECISION ENGINE PRODUCTS CORP., a corporation organized and existing under the laws of the State of Delaware, U.S.A. and having its principal office at 2919 Commonwealth Boulevard, Tallahassee, FL 32303 U.S.A. (hereinafter referred to as "PEPC")

And

EQUATORIAL ENTERPRISES LIMITED, a Public Limited company organized and existing under the laws of the India and having its registered office at Equatorial Forum, 14 Mumbai-Pune Road, Wakdewadi, Pune 411 003, INDIA (hereinafter referred to as "Equatorial").

                                   BACKGROUND

1. PEPC wishes to have the Products (as defined in Section 2.4) manufactured for it.

2. Equatorial is a precision manufacturer and wishes to make the Products for ultimate sale to PEPC.

3. Equatorial believes that is has, and PEPC has concluded that Equatorial has the necessary technical and managerial capability to perform as required by this Agreement.

                                   AGREEMENTS

The parties agree as follows:

1.       GENERAL

         As per the terms and conditions of this Agreement, Equatorial will manufacture the Products for sale to PEPC and PEPC will buy the Products from Equatorial.

2.       PRE-PRODUCTION OBLIGATIONS

         The parties will generally cooperate to advance the purpose of this Agreement, which is the manufacture and supply of the Products.

         2.1      Technical Information Sharing

                  a. While Equatorial has, on its own, developed the general technical know-how, skill, expertise and capability required to manufacture the Products, the exact dimensions and mechanical properties required by PEPC for the Products will be provided to Equatorial by PEPC in the form of drawings and other relevant technical information to enable Equatorial to make the Products to PEPC's specific requirements and specifications. PEPC may also provide to Equatorial specifications, designs, drawings and other information related to the purchase, manufacture, modification and/or installation of tooling and equipment.

                  b. All such information provided by PEPC shall be considered Proprietary Information for purposes of
                           Section 4 and shall remain the property of PEPC and may be used by Equatorial solely to make and sell Products to PEPC, and not for any other purpose. Without limiting the generality of the foregoing, Equatorial shall not use such information provided by PEPC, directly or

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                           indirectly, for the purpose of developing, designing,
                           making, processing, testing or supplying any product to any party other than PEPC.

                  c. It is, however, expressly agreed that the technical know-how, skill, expertise and capability developed by Equatorial without use of information provided by PEPC or other PEPC Proprietary Information or proprietary rights will remain Equatorial's property and Equatorial is free to use the same as they deem fit, subject to the express provisions of this Agreement.

         2.2      Tooling Orders

                  PEPC will issue tooling and equipment Purchase Orders to Equatorial pursuant to which certain tooling and equipment necessary for the manufacture of the Products will be purchased/made by Equatorial and paid for, in whole or in part, by PEPC. Such tooling and equipment ("Contract Tooling and Equipment") will be owned by PEPC. Equatorial will maintain a complete and accurate inventory of all Contract Tooling and Equipment. All Contract Tooling and Equipment shall be marked "Owned by Stanadyne- PEPC" and shall be used by Equatorial solely to manufacture Products exclusively for PEPC, and may not be used to make product for any other person or entity or for any other purpose. Equatorial shall not copy or reproduce the Contract Tooling and Equipment unless authorized by PEPC in writing. PEPC's ownership of Contract Tooling and Equipment shall be perpetual and in no event shall title or other rights to the same revert to Equatorial. Upon any expiration or termination of this Agreement, all Contract Tooling and Equipment shall immediately be returned to PEPC, and for such purposes Equatorial shall make the Contract Tooling and Equipment available to PEPC for shipment from Equatorial's plant, and shall give PEPC and its agents access to Equatorial's facility for purposes of disassembling and packing the same. At PEPC's request, Equatorial shall give such notices and make (or cooperate with PEPC in making) such recording, filings or registrations as may be appropriate to protect PEPC's interests in the Contract Tooling and Equipment. Equatorial will maintain the Contract Tooling and Equipment in good order and replace worn-out Contract Tooling and Equipment at their expense. All replacement and substitute equipment and tooling and all repair parts and components and normal accessions, even though paid for by Equatorial, shall be deemed part of Contract Tooling and Equipment and shall be owned by PEPC and otherwise subject to the terms of this Section. PEPC and Equatorial agree that the amount to be paid by PEPC for the Contract Tooling and Equipment is ** (U.S. Dollars) which will be paid in three installments as follows:
                  ** immediately after signing this Agreement; ** after successful shipment of ** units of Product pursuant to a purchase order already submitted to Equatorial; and the balance of ** the items on the Product list referred to in
                  SCHEDULE 2.3 that are designated as the top ten priority items have been produced and qualified. Amounts paid by PEPC to Equatorial for Contract Tooling and Equipment are non-refundable.

         2.3      Product Qualification.

                  Based on its prior review and discussions with Equatorial, PEPC has concluded that Equatorial has developed the technical know-how, skill, expertise and capability to manufacture the Products in accordance with the requirements of this Agreement. However, prior to commencement of commercial production by Equatorial, PEPC and Equatorial will agree upon the procedures and documentation to be followed by them to qualify each item of Product for commercial production. Equatorial will use diligent best efforts to achieve full qualification and commercial production capacity with respect to all Products by January 1, 2005.

         2.4      Product Definition

                  The products covered by this Agreement will consist of the ** listed in SCHEDULE 2.3 to this Agreement (the "Products").

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         2.5      Export Licensing

                  Prior to commercial production and supply of Products, Equatorial shall obtain all export licenses and permits from the applicable governmental authorities in India that are necessary for the manufacture and export of the Products as contemplated by this Agreement and shall otherwise comply with all laws and regulations applicable to its activities under this Agreement.

3.       COMMERICAL PRODUCTION AND SUPPY

         Once Equatorial and the Products have been qualified for commercial production, the following shall apply:

         3.1      Supply

                  PEPC will purchase the Products from Equatorial from time to time pursuant to purchase orders to be submitted by PEPC to Equatorial on PEPC's standard form. PEPC's standard terms and conditions of purchase, a copy of which is attached to this Agreement as SCHEDULE 3.1, shall apply to the purchase and sale of Products under this Agreement, and any additional, different or contrary terms and conditions set forth in any purchase order, acknowledgment, invoice or other instrument or document issued by Equatorial shall not apply unless agreed to in writing by both parties. In the event of any inconsistency between the terms of the main body of this Agreement and the terms of SCHEDULE 3.1, the terms of the main body of this Agreement shall prevail. Equatorial agrees to supply PEPC with the Products in such quantities as are required by PEPC, subject to mutually acceptable lead time requirements, agreed minimum and maximum quantity limits and compliance by PEPC with the requirements of Section 3.2(f).

         3.2      Prices, Shipment, Invoicing, Payment Terms

                  a.       The prices for the Products during the initial five
                           (5) year term of this Agreement shall be as set forth in SCHEDULE 2.3. Product Prices are stated in and shall be payable by PEPC in U.S. Dollars. In the event that PEPC renews this Agreement for additional one (1) year terms, PEPC and Equatorial will agree to the prices of the Products for each renewal term. The pricing calculation, which includes a "base price" and "upcharge component" is set forth on SCHEDULE
                           2.3. The "base price" is fixed for the initial 5 year term, and the "upcharge component" will be adjusted from time to time by mutual determination of the parties to reflect changes in raw material costs, all as further illustrated on SCHEDULE 2.3.

                  b. All Products will be shipped by marine transportation. All shipment shall be made C.I.F. (Incoterms 2000) the seaport of Jacksonville, Florida or such other destination port as may be agreed by PEPC and Equatorial. By way of confirmation, the parties intend by the use of C.I.F. terms that:
                           Equatorial will deliver the goods to the seaport of Jacksonville, Florida. Further to the same, all carriage/freight and insurance to the port of destination shall be Equatorial's responsibility; however, charges related to the clearing and forwarding, customs and taxes if any, and inland transportation from the destination seaport to PEPC's warehouse will be borne by PEPC.

                  c. Equatorial is free to use any seaport from India to transport the goods to PEPC. Equatorial will work with the broker of PEPC's choice, who will coordinate with Equatorial with respect to Product being loaded on board at the India seaport and also will be PEPC's broker in the U.S.A.

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                  d.       If PEPC desires the Product to be shipped by an
                           alternate mode of transportation and/or to an alternate destination, the additional cost of doing so shall be borne by PEPC.

                  e. Product will be packaged according to mutually agreed upon, sea-worthy packing specifications.

                  f. PEPC will establish an irrevocable standby letter of credit for a value of ** (U.S. Dollars) in favor of Equatorial by a first class international bank. However, payments for each shipment will be made by PEPC by wire transfer into a designated account of Equatorial upon receipt by PEPC of a copy of the related bill of lading (no bill of lading shall be presented to PEPC until the Product has been loaded on the vessel at its departure port). Upon receipt of payment, Equatorial will forward by courier service the original bill of lading and related documents to PEPC for the clearance of the Product. In case payment is not made by PEPC within 45 days of receipt of a copy of the bill of lading, Equatorial shall have right to claim payment against the standby letter of credit and upon receipt of payment by the letter of credit bank will forward original documents to PEPC.

                  g. Title to all Product shall pass to PEPC when the Product passes the ship's rail at the port of departure from India.

         3.3      Manufacturing Standards and Quality

                  Equatorial shall provide and maintain a quality system for the Products as agreed between PEPC and Equatorial. Such a quality system shall be finalized before commencement of commercial production of Products and Product shall not be qualified until the related quality system is finalized and agreed upon between the parties.

         3.4      Engineering Changes

                  Engineering changes in Product or process will not be implemented without prior agreement between PEPC and Equatorial. Where PEPC requires engineering changes, PEPC will be responsible for the purchase of all scheduled production completed or in process at the time of the change. Any price changes necessitated due to such engineering changes will be based solely on the cost differential of the design variance from the original design version and will be agreed upon by PEPC and Equatorial prior to incorporating such changes.

         3.5      Scheduling and Inventory Programs.

                  a. PEPC will provide to Equatorial delivery schedules for the Products, setting forth Product quantities and shipment dates. Once each month, PEPC will provide to Equatorial a monthly firm schedule delivery release for the following 3 months, together with monthly planning forecasts for months 4 through
                           6. PEPC's responsibility will be limited to the firm schedule delivery releases for the upcoming 3 months. Planning forecasts will create no commitment of PEPC of any kind.

                  b. Equatorial will maintain the agreed capacity in place to meet the forecasted demand for Products. For purposes of determining lead times and establishing and maintaining capacity, the parties will assume that PEPC will maintain an inventory of Product sufficient in PEPC's estimation for approximately 45 days of its requirements.

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                  c.       Equatorial will cooperate with PEPC to attain PEPC
                           production, inventory, or scheduling objectives for any PEPC developed "Just In Time" or other continuous improvement program.

                  d. Equatorial will commit adequate resources to support PEPC`s peak demand of ** units of Product per year. It is understood and agreed that production purchase order releases will reflect actual demand from PEPC`s end customer(s) and generally will be only a percentage of peak demand. Production releases will reflect the volume fluctuations experienced by PEPC's end customer's(s') market place.

         3.6      Competitiveness.

                  Equatorial shall make every effort to offer competitive advantage to PEPC in price, delivery and quality during the term of this Agreement. PEPC shall make known to Equatorial its expectations from time to time and will cooperate with and assist Equatorial to meet these expectations. Both parties shall cooperate and engage in regular dialogue on all three issues of price, quality and delivery to ensure that the competitive advantage is retained at all times. In the event that PEPC believes that Equatorial has failed to offer competitive advantage in price, delivery or quality and the parties are not able to resolve the issues through mutual, good faith deliberations, then either party may provide formal, written notice to the other that the deliberations have failed and may in such written notice elect to terminate this Agreement effective 60 days after the date of such written notice.

         3.7      Restrictive Covenant.

                  During the term of this Agreement, Equatorial and its Affiliates (defined for purposes of this Agreement with respect to either party as any entity or person controlling, controlled by or under common control with such party) shall not, directly or indirectly, supply ** that are competitive with or that are substitutes for the Products to any person or entity, anywhere in the world, other than to PEPC under this Agreement and other than to the existing customers of Equatorial who were on the list provided to PEPC by Equatorial pursuant to Equatorial's letter dated December 13, 2004 to PEPC, to whom Equatorial may supply ** on a continuing basis consistent with prior practice and for the same, continuing intended uses and purposes. During the term of this Agreement, PEPC and its Affiliates (defined for purposes of this Agreement as any entity or person controlling, controlled by or under common control with PEPC) will comply with the terms of that certain letter from PEPC to Equatorial dated December 10, 2004 with respect to the customer list provided to PEPC by Equatorial, and such December 10, 2004 letter is incorporated herein by reference. PEPC's breach of such December 10, 2004 letter shall be treated as a breach of this Agreement. During the term of this Agreement, Equatorial shall not provide financial, operating, engineering or other assistance of any kind, and shall not grant licenses or similar rights to any entity or person who engages in activities that would be prohibited by this Section 3.7 if engaged in by Equatorial directly.

4.       CONFIDENTIALITY AND PROPERIETARY RIGHTS

         4.1      Proprietary information.

                  a. Each party agrees not to disclose or use any materials or information of the other party which is marked "Confidential" or, in the case of orally conveyed information, which is confirmed as being confidential in writing within thirty (30) days of conveyance, including any such materials or information conveyed prior to execution of this Agreement ("Proprietary Information") except as may be necessary to further the performance of this Agreement. Each party further

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                           agrees to take such steps to maintain the
                           confidentiality of the other party's Proprietary Information as it takes with respect to its own similar information.

                  b.       The restrictions on disclosure set forth in this
                           Section 4.1 shall not apply to information which;

                           i.       is already in the public domain, and/or

                           ii. later becomes publicly available through no fault of the party concerned, and/or

                           iii.     is disclosed to any party without
                                    restrictions by a third party which is not bound by any restrictions not to disclose such information, and/or

                           iv. is independently developed without reliance on any information disclosed by the other party, as evidenced by written documentation, and/or

                           v. a party is obligated to disclose under a court order, subject to such confidentiality orders, etc., as are available or obtainable under applicable law or regulation.

                  h. All drawings, electronic files, pricing, sourcing, contracts and tooling relating to the Products shall be regarded as PEPC's Proprietary Information for purposes of this Section 4.1 and PEPC shall be deemed the owner of all such drawings, electronic files, pricing, contracts and tooling relating to the Products.

         4.2      Term of the Agreement

                  The parties agree that, except as required by law or court order, and except for disclosure of this Agreement to a party's advisors and to parties conducting bona fide due diligence reviews of a party, they will not disclose any of the terms or conditions of this Agreement to third parties, except that this provision shall not preclude either party from announcing the existence of this Agreement or from providing a general summary of the intent and purpose of this Agreement in the form of press releases, tombstone advertisements and similar disclosures, provided that the other party approves the form of the press release, advertisement or similar disclosure. Such approval shall not to be unreasonably withheld by either party.

         4.3      Survival

                  The provisions of this Section 4 shall survive the termination or expiration of this Agreement.

5.       WARRANTIES, DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITIES.

         5.1      General Representations

                  Each party represents and warrants that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein.

         5.2      Product Warranty

                  Equatorial warrants to PEPC that all Product supplied under this Agreement shall (a) be new, of the grade and quality specified, (b) conform to the specifications, drawings, samples or descriptions furnished by PEPC, (c) be free from defects in workmanship and material, and (d) be free and clear of any security interest, lien or other claim of any third

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                  party. Equatorial will, at its own expense and option, either repair or replace product, which does not comply with this warranty. PEPC shall be entitled to credit for transportation costs incurred by PEPC and its distributors and end customers in connection with the return of defective Product. The warranty period shall be 180 days from date of receipt of the Product at PEPC's plant (initially, PEPC's plant in Tallahassee, Florida).

         5.3      Disclaimer of Warranties.

                  Except for the warranties set forth herein, the parties hereto disclaim all warranties of any kind, either express or implied, including, but not limited to, all warranties of merchantability and fitness for a particular purpose.

         5.4      Indemnity

                  Equatorial agrees to defend, indemnify and hold PEPC harmless from and against any and all losses, costs, damages, liabilities, penalties, fines expenses (including attorneys' fees) administrative proceedings, claims (including those based upon strict liability and those asserted by a governmental entity) or suits (collectively referred to as "Losses") which PEPC may incur or be subject to arising from or relating, in any way, to (1) the breach of any warranty or any inaccurate or erroneous representation of Equatorial set out herein, (2) Equatorial's manufacture and sale of Product, or (3) Equatorial's negligence, misconduct or breach of this Agreement or of applicable law; provided that with respect to Losses that arise exclusively from a specific item of Product, only to the extent that the Losses or the underlying cause or circumstances giving rise to such Losses exist or arise within 180 days from date of receipt of the Product at PEPC's plant (initially, PEPC's plant in Tallahassee, Florida).

6.       TERM AND TERMINATION

         6.1      Term

                  The initial term of this Agreement shall be five (5) years, and thereafter PEPC and Equatorial may renew this Agreement for one or more additional, successive one (1) year renewal terms by written, mutual agreement. Any such renewals shall come into force at least sixty (60) days prior to the end of the then effective initial or 1 year renewal term. This Agreement may be terminated as provided in Section 6.2 of this Agreement or by mutual agreement of the parties.

         6.2      Termination

                  This Agreement shall be terminable as provided in Section 3.6 and as follows:

                  a. In the event Equatorial shall be in material breach in the performance of any provision of this Agreement ("Default") and if such Default shall not be cured within thirty (30) days following written notice thereof from PEPC (or if such Default is susceptible to cure but cannot be cured within such 30 day cure period, then if Equatorial has not promptly commenced curing such Default within said thirty (30) day notice period or does not thereafter proceed to cure such Default with reasonable diligence and good faith without interruption except for causes beyond its control), then upon the expiration of said thirty
                           (30) day period (or at such time as Equatorial ceases efforts to cure the Default or cure becomes no longer reasonably feasible), PEPC, at its own election, shall have the right to terminate this Agreement upon written notice delivered to Equatorial within ten
                           (10) days after the end of said thirty (30) day (or longer) period; and

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                  b.       In the event PEPC shall be in material breach in the
                           performance of any provision of this Agreement ("Default") and if such Default shall not be cured within thirty (30) days following written notice thereof from Equatorial (or if such Default is susceptible to cure but cannot be cured within such 30 day cure period, then if PEPC has not promptly commenced curing such Default within said thirty (30) day notice period or does not thereafter proceed to cure such Default with reasonable diligence and good faith without interruption except for causes beyond its control), then upon the expiration of said thirty
                           (30) day period (or at such time as PEPC ceases efforts to cure the Default or cure becomes no longer reasonably feasible), Equatorial, at its own election, shall have the right to terminate this Agreement upon written notice delivered to PEPC within ten (10) days after the end of said thirty
                           (30) day (or longer) period; and

                  c. By PEPC if Equatorial is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under applicable bankruptcy, insolvency or receivership law of any country;

                  d. By Equatorial if PEPC is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under applicable bankruptcy, insolvency or receivership law of any country.

         Termination of this Agreement under this Section 6.2 shall be without prejudice to any rights or remedies of the terminating party.

         6.3      Effect of Termination

                  Upon expiration or termination of this Agreement in accordance with Section 6.1 or Section 6.2, or by operation of law or otherwise:

                  (a)      The provisions of Section 2.1(b), Section 2.2,
                           Section 4, Section 5, this Section 6 and Section 7 shall survive such termination or expiration.

                  (b) Equatorial's right to use the Proprietary Information of PEPC shall cease and Equatorial shall, as soon as possible:

                           i. return to PEPC all tangible copies of PEPC's Proprietary Information in Equatorial's possession or control;

                           ii. destroy all Proprietary Information of PEPC contained in any report, analysis, or other document, including all copies thereof, in Equatorial's possession or control and certify in writing to PEPC as to such destruction; and

                           iii. permanently delete and erase from any electronic storage media any and all PEPC Proprietary Information or copies thereof, including, without limitation, from computer files (including back-ups and archives), tapes, discs and magnetic, electronic or optical media, and certify in writing to PEPC as to such deletion and erasure.

                  (c) Equatorial shall within sixty (60) days from such termination or expiration and if requested in writing by PEPC ship to PEPC all Product in their inventory subject to then outstanding purchase orders placed by PEPC;

                  (d) PEPC shall, consistent with the standard payment terms set forth in this Agreement, pay Equatorial for all Product shipped to PEPC under this Agreement and not previously paid for; and

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                  (e)      Equatorial shall make the Contract Tooling and
                           Equipment available to PEPC as required by Section
                           2.2.

         Nothing in this Section shall relieve either party of liability for breach of this Agreement.

7.       GENERAL

         7.1      Relationship of the Parties

                  This Agreement shall in no way be construed to constitute any party as the joint venture partner, employee or agent of any other party nor shall any party have the authority to bind any other in any respect, accept service of process or other notice on the other's behalf, or make any representation, statement or warranty by or on behalf of the other, it being intended that each shall remain an independent contractor responsible only for its own actions.

         7.2      Expenses

                  Except as otherwise provided in this Agreement, each party shall be responsible for all costs and expenses incurred by it in the performance of this Agreement.

         7.3      Assignment

                  This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable, transferable or delegable by any party hereto without the prior written consent of the other, not to be unreasonably withheld or delayed, and any purported assignment, transfer or delegation without such consent shall be void and of no effect. Notwithstanding the foregoing;

                  a. any party may assign this Agreement to an Affiliate, provided that the assignment shall not constitute a release of the assigning party and the assigning party shall remain liable for all assigned obligations in the event of a breach of this Agreement by its assignee, and

                  b. any party may assign this Agreement to an assignee of all or substantially all its assets and business, provided the assignee agrees in writing to be bound by this Agreement on the same terms as the assignor beginning on the date of assignment, whereupon the assignor shall be relieved from liability or obligation under this Agreement for periods after the date of assignment, but not with respect to prior periods.

         7.4      Governing Law: Choice of Forum

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A., without giving effect to Florida's rules of conflicts of law, and regardless of the place or places of its physical execution and performance. Any disputes arising from this Agreement and not settled amicably, shall be referred to the International Chamber of Commerce (ICC) for arbitration in Chennai, India, in accordance with Section 7.4A. The parties specifically agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement or to any sale of product under this Agreement.

         7.4A.    Dispute Resolution.

                  The parties shall strive to resolve amicably any and all differences arising between or among them respecting the interpretation of this Agreement or any part or provision hereof or their rights and obligations hereunder by mutual consultations. Failing such

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                  amicable resolution during a thirty (30) day period, and
                  subject to Section 7.5, any controversy, claim or dispute, whether contractual or extra-contractual, relating to or arising under, out of or in connection with this Agreement (including issues of construction of the agreement to arbitrate and the scope of arbitration) shall be finally settled by arbitration held in Chennai, India under the Rules of Arbitration of the International Chamber of Commerce. Unless the parties agree to one arbitrator, there shall be three arbitrators. The arbitrator(s) will not have authority to award punitive damages to any party. The award of the arbitrator(s) shall be final and binding upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. Subject to Section 7.5, after the appointment of the arbitrator(s), the arbitrator(s) shall have exclusive power to consider and grant requests for provisional or interim measures.

         7.5      Equitable Relief

                  If any party breaches any of its obligations under Section 2.1(b), Section 2.2, Section 3.7 or Section 4, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages. Nothing in this Agreement shall limit any party's ability to seek immediate equitable relief in such circumstances, as it reasonably believes that its interests hereunder and in its property may be compromised.

         7.6      Partial Invalidity

                  If any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         7.7      Nonwaiver

                  The waiver by any party of a breach by any other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party. No waiver shall be valid unless confirmed in writing and signed by the party against whom it is to be enforced.

         7.8      Captions

                  The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.9      Force Majeure

                  Any party shall be excused from performance of its obligations hereunder to the extent and for such period of time as such performance is prevented by an act of God, fire, flood, earthquake, transportation disruption, war, insurrection, labor dispute or other cause beyond the reasonable control of such party including inability to obtain parts required to perform the work contemplated by this Agreement.

         7.10     Counterparts

                  This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart hereof to account for any other counterpart.

         7.11     Waiver of Jury Right

                  The parties hereby waive their right, if any, to have any dispute arising under this Agreement determined by a jury proceeding.

         7.12     Entire Agreement

                  This Agreement and the attachments hereto, together with PEPC's letter to Equatorial dated December 10, 2004 to PEPC, constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement may be amended only by an instrument in writing, which expressly refers to this Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations, or inducements not set forth herein.

         7.13     Notices

                  All notices, consents, and other communications required or permitted to be made under the terms of this Agreement shall be in writing and shall be;

                  c. personally delivered by an agent of the relevant party, or

                  d. transmitted by postage prepaid, certified or registered mail, or

                  e.       by reliable express mail services (e.g Federal
                           Express), or

                  f.       by facsimile, confirmed by airmail,

                  to the parties at the address first set out above or at such address as one party hereto may notify the other in writing. All notices shall be effective upon receipt.

         7.14     Binding Nature

                  This Agreement shall be binding on upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

         7.15     Compliance with Laws

                  Both parties will at all times conduct their activities in compliance with all laws and regulations applicable to it, including import, export, customs, unfair competition, antitrust, advertising and consumer laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the day and year first above written.

PRECISION ENGINE PRODUCTS CORP.

By: /s/ Robert L. Dayton
   ---------------------
    Name: Robert L. Dayton
    Title: V.P., GM, PEPC

EQUATORIAL ENTERPRISES LIMITED

By: /s/ DHANANJAY M. BAPAT
    ------------------------
    Name: DHANANJAY M. BAPAT
    Title: Director

                                  SCHEDULE 2.3

                               PRODUCTS AND PRICES

                                  SCHEDULE 2.3

                                       UNIT BASE PRICE OF BODIES
CASTING            BODIES                 AS OF JUN 16, 2004
**                   **                           **
                     **                           **

**                   **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **

**                   **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **
                     **                           **

**                   **                           **
                     **                           **
                     **                           **

**                   **                           **
                                                  **
                                                  **

**                   **                           **
                     **                           **
                     **                           **

**                   **                       TBD
**
**

                                  SCHEDULE 2.3

UNIT BASE PRICE FOR ** LINKED TO FOLLOWING
RAW MATERIAL PRICE AS OF JUNE 16, 2004

                  BASE PRICE PER METRIC TONNE   PRICE PER METRIC TONNE
                      AS ON JUNE 16, 2004       AS ON OCTOBER 7, 2004    CHANGE
  RAW MATERIAL           INDIAN RUPEES              INDIAN RUPEES          %
-------------------------------------------------------------------------------
**                            **                         **                **
**                            **                         **                **
**                            **                         **                **
**                            **                         **                **
**                            **                         **                **

UNIT PRICE FOR ** LINKED TO FOLLOWING
RAW MATERIAL PRICE AS OF DEC 20, 2004

                       % CHANGE IN PRICE OF             EFFECT OF CHANGE IN RAW
                       MACHINED ** FOR 10%               MATERIAL PRICES ON THE
                      CHANGE IN BASE PRICE OF             PRICE OF MACHINED **
RAW MATERIAL        CORRESPONDING RAW MATERIAL             PRICE IN %
--------------------------------------------------------------------------------
**                              **                                 **
**                              **                                 **
**                              **                                 **
**                              **                                 **
**                              **                                 **
--------------------------------------------------------------------------------
Total                                                              **
--------------------------------------------------------------------------------

Agreed Base Price USD                  **
Upcharge component USD                 **
New price based on the upcharge USD    **

                                  SCHEDULE 3.1

                              STANADYNE CORPORATION
                           STANDARD TERMS OF PURCHASE

1. GENERAL

A. Prompt acceptance of this Purchase Order by signing and returning the acknowledgment copy hereof is requested. Delivery or commencement of work hereunder shall also constitute acceptance of this Purchase Order and all of its terms.

B. This Purchase Order is the final, complete and exclusive statement of the agreement between the parties and may not be modified, contradicted, supplemented, explained or waived by parol evidence, Seller's acknowledgments, a course of dealing, or in any other way except in a writing signed by an authorized representative of Buyer. Any references in this Purchase Order to Seller's proposal or quotation are only to describe the materials or work covered hereby, and this Purchase Order does not constitute an acceptance of any terms set forth therein.

C. This Purchase Order and the language set forth herein is to be interpreted according to the Uniform Commercial Code as in effect in the state shown at the address of Buyer.

2. PERFORMANCE BY SELLER

A. Time is of the essence for this Purchase Order, and it is essential that it be performed and filled on the specified date(s) and that the work progress in a timely fashion. Deliveries shall be made both in the quantities and at the times specified in schedules furnished by Buyer. Buyer reserves the right to change delivery schedules or direct temporary suspension of scheduled shipment(s). Seller shall immediately give written notice to Buyer setting forth the reason and extent of any anticipated delay in any scheduled shipment(s).

B. Seller warrants that material and work furnished hereunder shall be of the highest grade and quality, unless otherwise specified by Buyer. Seller further warrants that it shall meet and otherwise comply with, as appropriate, all standards of the Occupational Safety and Health Act of 1970, as amended; Fair Labor Standards Act of 1938, as amended; Title VII of the Civil Rights Act of 1964, as amended; Executive Order 11246, as amended by Executive Order 11375;
Section 503 of the Rehabilitation Act of 1973, as amended; Vietnam Era Veteran's Readjustment Assistance Act of 1974, as amended; Executive Order 11625, as amended; Motor Vehicle Safety Act, as amended; all federal, state and local safety, health and environmental laws, as amended; and all rules, regulations, ordinances, guidelines and other requirements related to the foregoing, all of which are hereby incorporated by reference. At Buyer's option, any part of the material or work not complying with the requirements hereof, expressed or implied, may be returned, at Seller's risk and expense including transportation both ways, for prompt correction of defects. Payment by Buyer shall not constitute acceptance of nonconforming material or work or waive any rights of Buyer hereunder.

C. This Purchase Order is issued to Seller in reliance on Seller's personal performance, and Seller may not assign this Purchase Order or the partial payment of any sums due hereunder or subcontract any substantial part of the performance or work other than for standard commercial supplies.

D. Seller agrees to exculpate, defend, indemnify and hold harmless Buyer and its customers from and against all claims, liabilities, lawsuits, expenses (including attorneys' fees and other defense costs) and penalties, including those based on Buyer's or its customer's negligence, which arise, directly or indirectly, out of any of the following: (i) alleged defects in material, workmanship or design of the material or work furnished hereunder; (ii) violations of federal, state or local safety, health or environmental laws arising out of the use or resale of material or work furnished hereunder; (iii) personal injury or death of Seller, its agents, employees or subcontractors and/or damage to or destruction of Seller's or its subcontractor's property arising out of the use or resale of materials or work furnished hereunder; (iv) the infringement by material or work furnished hereunder of any United States or foreign patent, trademark or intellectual property right; or (v) the breach by Seller of any of its representations, warranties or covenants hereunder.

3. CERTAIN CHARGES OR EXPENSES NEGATED; RISK OF LOSS

A. Unless otherwise specifically provided herein: (i) all material shall be packed, marked and shipped in accordance with requirements of common carriers, as specified by the Interstate Commerce Commission; (ii) no charges for packing, crating, demurrage, storage or containers shall be allowed; (iii) Seller shall pay and the price includes all applicable sales and similar type taxes other than those which Seller is prohibited by law from assuming; and (iv) any information or data disclosed or furnished to Buyer by Seller hereunder shall be deemed sold as part of the price hereof, non-proprietary and free of all restrictions whatsoever. Unless specifically instructed by Buyer, Seller shall select the most economical transportation mode available consistent with Buyer's delivery schedule.

B. Delay in receiving invoices or statements will be just cause for withholding payment, without loss of cash discount privileges.

C. The risk of loss for conforming goods shall be on Seller until the products are delivered to the destination(s) specified in this Purchase Order, regardless of whether Buyer or Seller is paying for the freight; provided, however, that Buyer shall assume the risk of loss for conforming goods while being transported on Buyer's vehicles. The risk of loss for nonconforming goods shall be on Seller at all times.

4. BUYER'S PROPERTY

A. Buyer retains title to all drawings, designs, specifications, technical data and materials, including tools, special dies and patterns furnished to Seller or specifically paid for by Buyer for use with this Purchase Order. Said materials shall remain the property of Buyer, shall be treated as Buyer's confidential information, shall be used by Seller only to complete this order and shall be returned to Buyer upon completion or termination of this Purchase Order or when no longer required. Any copies or reproductions thereof shall be made only with Buyer's written consent, shall be segregated and clearly identified as property of Buyer and shall be returned to Buyer upon completion or termination of this Purchase Order or when no longer required. Seller authorizes Buyer to sign and file a UCC-1 Financing Statement covering the foregoing described property of Buyer. Buyer reserves the right at any time and for any reason to demand possession of said materials and any copies or reproductions thereof or to enter upon the premises of Seller to reclaim possession of the same.

B. Seller assumes all risk and liability for loss or damage to said materials, except for normal wear, and agrees to permit inspection and supply detailed statements of inventory upon request of Buyer. Seller shall at all times cover said materials with full fire and extended coverage insurance naming Buyer as loss payee and furnish to Buyer evidence of said coverage upon Buyer's request.

5. WARRANTIES

A. In addition to the other warranties made herein, Seller represents and warrants that Seller has special skills and that Buyer is relying on that skill and the judgment of Seller to select and furnish suitable products or services. All written or oral statements of Seller as to function, quality, suitability, and use of the products or services are warranties of Seller. Seller represents and warrants that all products (including packaging) and services (including construction work) provided under this Purchase Order shall: (i) fully and strictly conform to specifications; (ii) be free of defects; (iii) be of good material and workmanship; (iv) be merchantable and fit for the general and particular purposes for which they are required; and (v) be free of any liens, claims or encumbrances of any kind. If any product or service is nonconforming Seller shall, if Buyer requests, promptly and without charge repair or replace the product or provide replacement service. If any specification or instruction supplied by Buyer, regardless of the form, appears to be in conflict with any other specifications or instructions, or otherwise appears insufficient or unclear, it shall be the duty of Seller to request clarification from Buyer, who shall reserve the right to determine products or services' conformity with the specifications or instructions.

B. All goods or material received shall be subject to Buyer's inspection and rejection. Goods or material not in conformance to Buyer's specifications will be held for Seller's instructions at Seller's risk and, if Seller so directs, will be returned to Seller at Seller's expense. No goods or material returned as nonconforming shall be replaced without a new order and schedule established by Buyer. Payment for material on this Purchase Order prior to inspection shall not constitute an acceptance thereof, nor will acceptance remove Seller's responsibility for latent defects or any other obligation of Seller under this Purchase Order.

C. In addition to any and all other remedies available to Buyer, Buyer shall be entitled to all incidental damages resulting from a breach by Seller of this Purchase Order, including, but not limited to, all expenses reasonably incurred in inspection, receipt, transportation, and care and custody of the goods or material rightfully rejected, any commercially reasonable charges, expenses or commissions incurred in effecting cover, and any other reasonable expense incident to a delay or breach by Seller.

6. CHANGES

Buyer may at any time by written notice make changes within the general scope of this Purchase Order. If any such change affects the time for or cost of performance, an equitable adjustment shall be made in the delivery schedule, purchase price, or both by agreement of the parties. All claims by Seller for adjustment under this clause must be asserted in writing and in full within thirty (30) days from the date of notification of the change or shall be waived. Nothing herein shall excuse Seller from proceeding with the order as changed. No extras shall be allowed except pursuant to this clause.

7. CANCELLATION

A. Buyer may at any time terminate this Purchase Order, in whole or in part, by written notice, whereupon Seller shall terminate work pursuant to the terms of such notice. Seller shall promptly advise Buyer of the quantities of applicable work and material on hand or purchased prior to termination and the most favorable disposition that Seller can make thereof. Seller shall comply with Buyer's instructions regarding disposition of such work and material. All claims by Seller based on such termination must be asserted in writing and in full within sixty (60) days from the date of notification of the termination or shall be waived. Buyer shall pay Seller the Purchase Order price of finished work and the cost to Seller (excluding profit or losses) of work in process and raw material, less: (i) the agreed value of any items used or sold by Seller with Buyer's consent; and (ii) the reasonable value or cost (whichever is higher) of any defective, damaged or destroyed work or material and any items sold or used by Seller without Buyer's consent. Buyer will make no payments for finished work, work in process or raw material fabricated or procured by Seller unnecessarily in advance of, or in excess of, Buyer's delivery requirements. The payment provided under this clause shall constitute Buyer's only liability in the event this Purchase Order is terminated as provided herein. The foregoing provisions of this clause shall not apply to any termination by Buyer for default of Seller or under the following provisions of this clause unless a court shall find such termination by Buyer to be improper.

B. To the extent this Purchase Order covers items normally carried in inventory by Seller (as distinguished from items specially made to Buyer's specifications), Buyer shall have no liability for any termination of this Purchase Order, in whole or in part, prior to actual shipment. For any termination made within ten (10) days after receipt by Buyer of items from Seller, Buyer's liability shall be limited to returning said items and reimbursing Seller for direct costs of handling and transportation.

C. Buyer may cancel without liability in the event of Seller's insolvency or bankruptcy.

D. Buyer shall not be liable for failure to take delivery of material or work or render any other performance in the event fire, accidents, labor difficulties, governmental actions, third-party failures or any other conditions beyond Buyer's control render it commercially impractical for Buyer to do so.

8. GOVERNMENT CONTRACTS

If this Purchase Order is for material or work under a government contract or subcontract, all contract provisions applicable hereto and required by law, order, regulation or Buyer's government contract or subcontract are hereby incorporated by reference as if fully set forth herein. Where necessary to make the context of such provisions or clauses applicable to this Purchase Order, the terms "Contractor", "Contract", and "Government" or "Contracting Officer" (or terms of similar import) shall mean respectively Seller, this Purchase Order, and Buyer.

9. NOTICE

Buyer values highly the confidence and good will of its customers and suppliers. Buyer offers its products only on their merit, and Buyer expects its customers to judge and purchase its products and services solely on the basis of quality, price, delivery and service. This policy applies in all of Buyer's relationships with its customers and suppliers.

10. BILLING AND SHIPPING INSTRUCTIONS

A. In the absence of special packing requirements, all material shall be packed, marked and shipped in accordance with requirements of common carriers, as specified by the Interstate Commerce Commission.

B. The Purchase Order number must be shown on all packing slips, bills of lading, invoices and packages. Along with the Purchase Order number, the box identification should also have the packing list number, part number, and quantity on the box label.

C. Packing slips shall accompany each shipment, and an original bill of lading or other shipping receipt shall be promptly forwarded by Seller to Buyer.

D. Invoices shall be rendered promptly to Buyer at its address as indicated.

REV. JULY, 2003

[STANADYNE LOGO]

         December 10, 2004

         Mr Jay Bapat
         Equatorial Enterprises Ltd.
         Equatorial Forum
         14 Mumbai-Pune Road, Wakdewadi,
         Pune 411 003
         INDIA

                  Re: Confidentiality of Customer Names of Equatorial

         Dear Jay,

         Precision Engine Products Corp. ("PEPC") and Equatorial Enterprises Ltd ("Equatorial") are currently negotiating a manufacturing and supply agreement (the "Agreement") pursuant to which PEPC would purchase from Equatorial certain **. The Agreement will prohibit Equatorial and its affiliates from supplying ** that are competitive with or that are substitutes for the products to be supplied to PEPC under the Agreement to any person or entity, anywhere in the world, other than the continuing supply of ** to existing customers of Equatorial whose names are to be provided to PEPC ("Existing Equatorial Customers"). Equatorial has requested that PEPC sign this letter as a condition to providing to PEPC the names of the Existing Equatorial Customers.

         By signing below, PEPC agrees that it will:

         1. Hold in confidence and not disclose to third parties the Existing Equatorial Customer list to be provided to PEPC by Equatorial in connection with the final negotiation of the Agreement; and

         2. Not, unless it obtains Equatorial's prior written approval, solicit Existing Equatorial Customers with respect to the supply of ** in a manner that is competitive with Equatorial's existing business with such customers, unless any such Existing Equatorial Customer is already a customer of PEPC at the time PEPC receives the Existing Equatorial Customer list. This letter shall not prohibit PEPC from responding to inquiries it may receive without solicitation, with Equatorial's concurrence.

         The Agreement will not include a list of the Equatorial Customers, and will either incorporate the provisions of this letter as continuing obligations of PEPC or will contain similar agreements of PEPC in substitution for the terms of this letter.

         Regards,

         Precision Engine Products Corp.

         By: /S/ Dwarak Parvatam
            --------------------
            Name:  Dwarak Parvatam
            Title: Directors. Materials & Purchasing

         Precision Engine Products Corp.
         2919 Commonwealth Blvd., Tallahassee, FL 32303, USA Tel. (860) 575-8181, Fax: (850) 576-9630